UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 29)

América Móvil, S.A.B. de C.V. (the “Issuer”)

(Name of Issuer)

American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares (“L Shares”)
American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares (“A Shares”)

(Title of Class of Securities)

02364W105 for L Share ADSs1
02364W204 for A Share ADSs2

(CUSIP Number)

Rafael Robles Miaja
Bufete Robles Miaja, S.C.
Bosque de Alisos No. 47 A PB
Colonia Bosques de las Lomas
México 05120, Distrito Federal
(5255) 1105-1301

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 21, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐ .

(Continued on the following pages)
(Page 1 of 40 Pages)
__________________
1           CUSIP number is for the L Share ADSs only.  No CUSIP number exists for the underlying L Shares since such shares are not traded in the United States.
2           CUSIP number is for the A Share ADSs only.  No CUSIP number exists for the underlying A Shares since such shares are not traded in the United States.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 2 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Helú
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 4,950,586,338 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 3,511,955,424 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 4,950,586,338 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 3,511,955,424 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 8,462,541,762 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 14.4% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 3 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carlos Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 2,213,920,468 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 2,213,920,468 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 18,186,930,431 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 30.8% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 4 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Marco Antonio Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 2,216,241,246 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 2,216,241,246 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 18,189,251,209 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 30.8% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 5 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patrick Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 1,182,954,921 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 1,182,954,921 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 17,479,459,163 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 29.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 6 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) María Soumaya Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 756,601,792 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 756,601,792 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 17,376,590,319 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 29.5% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 7 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vanessa Paola Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 891,695,928 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 891,695,928 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 17,488,884,455 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 29.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 8 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Johanna Monique Slim Domit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 917,057,873 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 917,057,873 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 16,619,998,521 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 17,497,657,452 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 29.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON IN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 9 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC and AF (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER -0-
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 535 A Shares and 813,463,903 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER -0-
WITH	10	SHARED DISPOSITIVE POWER 535 A Shares and 813,463,903 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535 A Shares and 813,463,903 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% of A Shares and 1.4% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON HC

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 10 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria Carso”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER -0-
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 2,698,490,986 L Shares (See Item 5)
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER -0-
WITH	10	SHARED DISPOSITIVE POWER 2,698,490,986 L Shares (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,698,490,986 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON CO

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 11 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0008 (the “Telmex Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 1,570,020,348 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 1,570,020,348 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,570,020,348 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON EP

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 12 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0395 (the “Telnor Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 40,763,430 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 40,763,430 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,763,430 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON EP

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 13 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Telmex, A.C. (“Fundación Telmex”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 168,049,532 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 168,049,532 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,049,532 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON PN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 14 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Fundación Carlos Slim, A.C., formerly known as Fundación Carso, A.C. (“Fundación Carlos Slim” )
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 374,514,510 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 374,514,510 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 374,514,510 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON PN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 15 of 40 Pages

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Instituto Carlos Slim de la Salud, A.C., formerly known as Instituto Carso Salud, A.C. (“Instituto Carlos Slim de la Salud”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 38,693,200 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 38,693,200 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,693,200 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON PN

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 16 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Trust No. F/0126 (the “Control Trust”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION México
NUMBER OF SHARES	7	SOLE VOTING POWER 14,500,136,532 L Shares (See Item 5)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER -0-
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 14,500,136,532 L Shares (See Item 5)
WITH	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,500,136,532 L Shares (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.6% of L Shares (See Item 5)
14	TYPE OF REPORTING PERSON OO

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 17 of 40 Pages

 Item 1.                    Security and Issuer.

This Amendment No. 29 (the “Twenty-Ninth Amendment”) amends the Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2001, as subsequently amended (the “Schedule 13D”), by the Reporting Persons (as defined below), with respect to the American Depositary Shares (“L Share ADSs”), each representing 20 Series L Shares  (“L Shares”), and the American Depositary Shares (“A Share ADSs”), each representing 20 Series A Shares  (“A Shares”), of América Móvil, S.A.B. de C.V. (the “Issuer” or “AMX”).  Capitalized terms used but not otherwise defined in this Twenty-Ninth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.                     Identity and Background.

This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the persons listed below (the “Reporting Persons”).

(1)          Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of GFI and Inmobiliaria Carso that, directly or indirectly, hold Series AA Shares of the Issuer (“AA Shares”, and together with the A Shares and L Shares, the “Shares”) and L Shares of the Issuer.  As a result, ownership of all Shares owned or controlled by these entities is deemed to be shared among such members of the Slim Family.  In addition, as described below, certain members of the Slim Family may be deemed to control the Control Trust, a Mexican trust that directly holds Shares of the Issuer.  As a result, ownership of all Shares owned or controlled by the Control Trust is deemed to be shared among such members of the Slim Family.

(2)          GFI is a sociedad anonima bursátil de capital variable organized under the laws of Mexico. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company. GFI, through Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Inbursa, División Fiduciaria which is one of its subsidiaries, also controls various trusts for the benefit of its employees, employees of its subsidiaries and employees of other entities that may be deemed to be controlled by the Slim Family.

(3)           Inmobiliaria Carso is a sociedad anonima de capital variable organized under the laws of Mexico controlled indirectly by the Slim Family.  Inmobiliaria Carso is a real estate holding company.

(4)          The Telmex Trust is a trust organized under the laws of Mexico as the pension plan for employees of the Teléfonos de México, S.A.B. de C.V. (“Telmex”).  Banco Inbursa S.A., Institución de Banca Multiple, Grupo Financiero Inbursa, División Fiduciaria, is the trustee of the Telmex Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex, is responsible for making investment decisions for the Telmex Trust. Thus, the Telmex Trust may be deemed to be controlled by Telmex, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all L Shares and A Shares beneficially owned by the Telmex Trust.  AMX and the Slim Family expressly disclaim such beneficial ownership.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 18 of 40 Pages

(5)          The Telnor Trust is a trust organized under the laws of Mexico as the pension plan for employees of Telefonos del Noroeste, S.A. de C.V. (“Telnor”).  Telnor is a wholly-owned subsidiary of Telmex.  Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, is a trustee of the Telnor Trust and a subsidiary of GFI. A technical committee, all of whose members are employees of Telmex and Telnor, makes investment decisions for the Telnor Trust. Thus, the Telnor Trust may be deemed to be controlled by Telmex, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by the Telnor Trust. AMX and the Slim Family expressly disclaim such beneficial ownership.

(6)          Fundación Telmex is a not-for-profit partnership organized under the laws of Mexico.  A board, all of whose members are employees or directors of Telmex, makes investment decisions for Fundacion Telmex.  Thus, Fundación Telmex may be deemed to be controlled by Telmex, which may be deemed to be controlled by AMX, and AMX and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundación Telmex. AMX and the Slim Family expressly disclaim such beneficial ownership.

(7)          Fundación Carlos Slim is a not-for-profit partnership organized under the laws of Mexico.  A board, the majority of whose members are members of the Slim Family, makes investment decisions for Fundación Carlos Slim.  Thus, Fundación Carlos Slim may be deemed to be controlled by the Slim Family, and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Fundación Carlos Slim.  The Slim Family expressly disclaims such beneficial ownership.

(8)           Instituto Carlos Slim de la Salud is a not-for-profit partnership organized under the laws of Mexico.  A board, half of whose members are employees of Instituto Carlos Slim de la Salud or members of the Slim Family, makes investment decisions for Instituto Carlos Slim de la Salud.  Thus, Instituto Carlos Slim de la Salud may be deemed to be controlled by the Slim Family, and the Slim Family may be deemed to share beneficial ownership of all Shares beneficially owned by Instituto Carlos Slim de la Salud.  The Slim Family expressly disclaims such beneficial ownership.

(9)           The Control Trust is a trust organized under the laws of Mexico that holds shares of AMX.  The beneficiaries of the Control Trust are members of the Slim Family and their heirs.  Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, which is a subsidiary of GFI, is the trustee of the Control Trust. A technical committee, composed of representatives of Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit, makes investment decisions for the Control Trust.  Thus, the Control Trust may be deemed to be controlled by such members of the Slim Family, and such members may be deemed to share beneficial ownership of all Shares beneficially owned by the Control Trust.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 19 of 40 Pages

Information regarding the members of the Slim Family and the executive officers and directors of each of GFI, Inmobiliaria Carso, the Telmex Trust, the Telnor Trust, Fundación Telmex, Fundación Carlos Slim, Instituto Carlos Slim de la Salud, and the Control Trust are set forth in Schedule I attached hereto.  None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration.

Following the filing of Amendment No. 28 to the Schedule 13D filed with the Commission on October 26, 2012 (the “Twenty-Eighth Amendment”), the Reporting Persons acquired L Shares pursuant to the following purchases:

•	Carlos Slim Helú purchased 49,523,418 L Shares for an aggregate price of $52,887,260. The funds used to purchase such L Shares were obtained from personal funds.

•	Johanna Monique Slim Domit purchased 800,000 L Shares for an aggregate purchase price of $837,847. The funds used to purchase such L Shares were obtained from personal funds.

•	GFI purchased 197, 909,909 L Shares for an aggregate purchase price of $207,928,218. The funds were obtained from the working capital of certain entities controlled by GFI.

Item 5.	Interest in Securities of the Issuer.

(a)           The Reporting Persons have the following interests in A Shares and L Shares:

	A Shares(1)		L Shares(2)
	Number	% of Class	Number	% of Class
Carlos Slim Helú(3)	535	0.0%	8,462,541,762	14.4%
Carlos Slim Domit(4)	535	0.0%	18,186,930,431	30.8%
Marco Antonio Slim Domit(5)	535	0.0%	18,189,251,209	30.8%
Patrick Slim Domit(6)	535	0.0%	17,479,459,163	29.6%
María Soumaya Slim Domit(7)	535	0.0%	17,376,590,319	29.5%
Vanessa Paola Slim Domit(8)	535	0.0%	17,488,884,455	29.6%
Johanna Monique Slim Domit(9)	535	0.0%	17,497,657,452	29.7%
GFI(10)	535	0.0%	813,463,903	1.4%
Inmobiliaria Carso(11)	-	0.0%	2,698,490,986	4.6%
Telmex Trust(12)	-	0.0%	1,570,020,348	2.7%

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 20 of 40 Pages

Telnor Trust(12)	-	0.0%	40,763,430	0.1%
Fundación Telmex(12)	-	0.0%	168,049,532	0.3%
Fundación Carlos Slim(12)	-	0.0%	374,514,510	0.6%
Instituto Carlos Slim de la Salud(12)	-	0.0%	38,693,200	0.1%
Control Trust(13)	-	0.0%	14,500,136,532	24.6%

(1)
Based upon 705,834,127 A Shares outstanding as of March 26, 2013, as reported by the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).  Includes A Shares held in the form of A Share ADSs.  Includes 535 A Shares, owned indirectly by GFI, that the Reporting Persons inadvertently omitted from the Twenty-Eighth Amendment.

(2)
Based upon 50,482,563,921 L Shares outstanding as of March 26, 2013, as reported by the Mexican Stock Exchange.  Includes L Shares held in the form of L Share ADSs.  L Share totals and percentages assume that all of the A Shares and 8,502,026,518 AA Shares (which is the maximum number of AA Shares that can be converted to L Shares) held by the relevant Reporting Persons have been converted into L Shares in accordance with the restrictions set forth in Item 4 of the Schedule 13D.

(3)
Includes 4,950,586,338 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 1,878,746,745 AA Shares) owned directly by Carlos Slim Helú and shares owned by GFI and Inmobiliaria Carso.

(4)
Includes 2,213,920,468 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 646,988,558 AA Shares) owned directly by Carlos Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(5)
Includes 2,216,241,246 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 646,988,558 AA Shares) owned directly by Marco Antonio Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(6)
Includes 1,182,954,921 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 323,494,279 AA Shares) owned directly by Patrick Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(7)
Includes 756,601,792 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 9,994 AA Shares) owned directly by María Soumaya Slim Domit and shares owned by the Control Trust, GFI and Inmobiliaria Carso.

(8)
Includes 891,695,928 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 22,809,994 AA Shares) owned directly by Vanessa Paola Slim Domit and jointly with her spouse.

(9)
Includes 917,057,873 L Shares (assuming conversion, to the extent permitted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, of 39,398,942 AA Shares) owned directly by Johanna Monique Slim Domit and jointly with her spouse.

(10)
Includeis shares owned by trusts managed by GFI for the benefit of employees of entities controlled by the Slim Family. Including  2,898,056 L Shares that the Reporting Persons inadvertently omitted from the Twenty-Eighth Amendment.

(11)	Includes shares owned by subsidiaries of Inmobiliaria Carso.

(12)	Shares disclaimed by the Slim Family.

(13)
Includes 5,998,110,014 L Shares and 8,502,026,518 AA Shares, which are assumed to have been converted in accordance with the restrictions set forth in Item 4 of the Schedule 13D, held for the benefit of the Slim Family.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 21 of 40 Pages

 (b)           Because members of the Slim Family beneficially own a majority of the outstanding voting equity securities of AMX, GFI and Inmobiliaria Carso, members of the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares owned by such persons (including those beneficially owned by the Telmex Trust, the Telnor Trust, Fundación Telmex, Fundación Carlos Slim and Instituto Carlos Slim de la Salud).  Because a board, or in the case of the trusts, a technical committee, the majority of whose members are members or designees of members of the Slim Family or employees of one of the Reporting Persons that may be deemed to be controlled by the Slim Family, makes investment decisions for each of Fundación Telmex, Fundación Carlos Slim, Instituto Carlos Slim de la Salud, the Telmex Trust, the Telnor Trust and the Control Trust, members of the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares owned by Fundación Telmex, Fundación Carlos Slim, Instituto Carlos Slim de la Salud, the Telmex Trust, the Telnor Trust and the Control Trust.  Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

 (c)           All transactions in A Shares and L Shares effected by the Reporting Persons during the period beginning 60 days prior to the event which requires the filing of this statement are listed in Schedule II.
 (d)           Because members of the Slim Family beneficially own a majority of the outstanding voting equity securities of GFI and Inmobiliaria Carso, such members of the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by such persons.  Because a board, or in the case of the trusts, a technical committee, the majority of whose members are members or designees of members of the Slim Family or employees of one of the Reporting Persons that may be deemed to be controlled by the Slim Family, makes investment decisions for each of Fundación Telmex, Fundación Carlos Slim, Instituto Carlos Slim de la Salud, the Telmex Trust, the Telnor Trust and the Control Trust, members of the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by Fundación Telmex, Fundación Carlos Slim, Instituto Carlos Slim de la Salud, the Telmex Trust, the Telnor Trust and the Control Trust.  Except as otherwise disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by the Reporting Persons.

(e)           Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Other than as disclosed in Amendment No. 24 to the Schedule 13D filed with the Commission on July 15, 2011, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 22 of 40 Pages

Item 7.                      Material to be Filed as Exhibits.

Exhibit 99.1	Power of Attorney for Carlos Slim Helú
Exhibit 99.2	Power of Attorney for Carlos Slim Domit
Exhibit 99.3	Power of Attorney for Marco Antonio Slim Domit
Exhibit 99.4	Power of Attorney for Patrick Slim Domit
Exhibit 99.5	Power of Attorney for María Soumaya Slim Domit
Exhibit 99.6	Power of Attorney for Vanessa Paola Slim Domit
Exhibit 99.7	Power of Attorney for Johanna Monique Slim Domit
Exhibit 99.8	Power of Attorney for GFI
Exhibit 99.9	Power of Attorney for Inmobiliaria Carso
Exhibit 99.10	Power of Attorney for Telmex Trust
Exhibit 99.11	Power of Attorney for Telnor Trust
Exhibit 99.12	Power of Attorney for Fundación Telmex
Exhibit 99.13	Power of Attorney for Fundación Carlos Slim
Exhibit 99.14	Power of Attorney for Instituto Carlos Slim de la Salud
Exhibit 99.15	Power of Attorney for Control Trust

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 23 of 40 Pages

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

________________________________
Carlos Slim Helú

________________________________
Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
________________________________	Attorney-in-Fact
Marco Antonio Slim Domit	April 10, 2013

________________________________
Patrick Slim Domit

________________________________
María Soumaya Slim Domit

________________________________
Vanessa Paola Slim Domit

________________________________
Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 24 of 40 Pages

GRUPO FINANCIERO INBURSA, S.A.B. DE C.V.
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0008
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0395
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

FUNDACIÓN TELMEX, A.C.
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

FUNDACIÓN CARLOS SLIM, A.C.
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

INSTITUTO CARLOS SLIM DE LA SALUD, A.C.
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 25 of 40 Pages

BANCO INBURSA S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, DIVISION FIDUCIARIA, AS TRUSTEE OF TRUST NO. F/0126
________________________________
By: Eduardo Valdés Acra
Title: Attorney-in-Fact

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 26 of 40 Pages

SCHEDULE I

All of the individuals listed below are citizens of México.

THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo,
C.P. 11000, México D.F., México

Name	Principal Occupation
Carlos Slim Helú
Member of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Inmuebles Carso, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Grupo Condumex, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V.and Fundación Carlos Slim, A.C..

Marco Antonio Slim Domit
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Patrick Slim Domit
Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Inmobiliaria Carso, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors of Grupo Carso, S.A.B. de C.V. and Board Member of Teléfonos de México, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Fundación Carlos Slim, A.C

María Soumaya Slim Domit	Vice President of Museo Soumaya, President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 27 of 40 Pages

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.
Johanna Monique Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 28 of 40 Pages

GRUPO FINANCIERO INBURSA, S.A.B. de C.V.
Paseo de las Palmas 736, Colonia Lomas Chapultepec, Delegación Miguel Hidalgo,
C.P. 11000, México D.F., México

Name and Position	Principal Occupation
Directors
Marco Antonio Slim Domit (Chairman of the Board)
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Eduardo Valdés Acra (Vice-Chairman of the Board)
Chief Executive Officer of Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Grupo Carso, S.A.B. de C.V. and Teléfonos de México, S.A.B. de C.V.

Agustín Franco Macias	Chairman of Cryoinfra, S.A. de C.V. Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and Grupo Infra, S.A. de C.V.
Claudio X. González Laporte
Chairman of the Board of Directors of Kimberly Clark de México, S.A. de C.V. and Board Member of Grupo Carso, S.A.B. de C.V., Kimberly Clark Corporation, General Electric Co., Kellogs Co., Unilever, S.A. de C.V., Alfa, S.A.B. de C.V., Grupo México, S.A.B. de C.V., and The Mexico Fund, Inc.

Juan Antonio Peréz Simón
Vice president of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Sanborns Hermanos S.A. and Board Member of Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and some of their subsidiaries.

David Ibarra Muñoz	Independent consultant and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.
Jose Kuri Harfush
Chief Executive Officer of Janel, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Grupo Sanborns, S.A. de C.V.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 29 of 40 Pages

Héctor Slim Seade	Chief Executive Officer of Teléfonos de México, S.A.B. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries.
Arturo Elías Ayub
Chief Officer of Relationships with Investors and Board member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V., Instituto Carlos Slim de la Salud, A.C. and Grupo Financiero Inbursa, S.A.B. de C.V.

Javier Foncerrada Izquierdo
Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., Chief Executive Officer of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries.

Antonio Cosío Pando
Chief Executive Officer of Compañía Industrial Tepejí del Río, Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries, Teléfonos de México, S.A.B. de C.V.,  Grupo Carso, S.A.B. de C.V. and Inmuebles Carso, S.A.B. de C.V.

Guillermo Gutiérrez Saldívar	President of the Board of Directors of Grupo Idesa, S.A. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and some of its subsidiaries.
Laura Diez Barroso Azcárraga de Laviada	President and Chief Executive Officer of Grupo LCA Capital.
Leopoldo Rodés Castañé	President of the Board of Directors of Media Planning Group, S.A. and Board Member of CaixaBank, S.A.
Juan María Nin Genoveva	Board Member of Criteria Caixa Corp. S.A. and other international companies.
Juan Fábrega Casasús	Board member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries and Chief Officer of Retail Banking in Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa
Alternate Directors
Gonzalo Gortazar Rotoaeche	Chief Executive Officer and Board Member of Criteria Caixa Corp. S.A. and other international companies.
Tomás Muniesa Arantegui	General Executive Officer of La Caixa D’Estalvis I Pensions de Barcelona and Delegate Director of Grupo Caifor among other international companies.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 30 of 40 Pages

Executive Officers
Javier Foncerrada Izquierdo	Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 31 of 40 Pages

INMOBILIARIA CARSO, S.A. DE C.V.
Lago Zurich No. 245, Plaza Carso, Edificio Presa Falcón, Piso 20, Colonia Ampliación
Granada, Delegación Miguel Hidalgo, C.P. 11529, México D.F., México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú
Member of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Inmuebles Carso, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Grupo Condumex, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Patrick Slim Domit (Chairman)
Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Inmobiliaria Carso, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors of Grupo Carso, S.A.B. de C.V. and Board Member of Teléfonos de México, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Fundación Carlos Slim, A.C

María Soumaya Slim Domit	Vice President of Museo Soumaya, President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.
Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.
Johanna Monique Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 32 of 40 Pages

Johanna Monique Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 33 of 40 Pages

TELMEX TRUST
Paseo de las Palmas 750, Colonia Lomas Chapultepec, Delegación Miguel Hidalgo,
C.P. 11000, México D.F., México

Name and Position	Principal Occupation
Technical Committee Members
Carlos Fernando Robles Miaja	Chief Financial Officer of Teléfonos de México, S.A.B. de C.V.

Nicolás Calderón López	Comptroller of Nacional Subsidiaries of Teléfonos de México, S.A.B. de C.V.
Manuel Leyva Gómez	Comptroller of Teléfonos de México, S.A.B. de C.V.
Alternate Members
Andrés Luviano Lomelí	Tax Financial Adviser of Teléfonos de México, S.A.B. de C.V.
Ricardo Ortiz Montellano y de Iturbe	Vice President of Budget and Financial Evaluations of Teléfonos de México, S.A.B. de C.V.
Arturo Sánchez Monroy	Manager of Treasury Operations of Teléfonos de México, S.A.B. de C.V.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 34 of 40 Pages

TELNOR TRUST
Paseo de las Palmas 750, Colonia Lomas Chapultepec, Delegación Miguel Hidalgo,
C.P. 11000, México D.F., México

Name and Position	Principal Occupation
Technical Committee Members
Carlos Fernando Robles Miaja	Chief Financial Officer of Teléfonos de México, S.A.B. de C.V.
Ronaldo Reyner Valdes	Adviser of Teléfonos de México, S.A.B. de C.V.
Manuel Leyva Gómez	Comptroller of Teléfonos de México, S.A.B. de C.V.
Alternate Members
Andrés Luviano Lomelí	Tax Financial Adviser of Teléfonos de México, S.A.B. de C.V.
Nicolás Calderón López	Comptroller of Nacional Subsidiaries of Teléfonos de México, S.A.B. de C.V.

Arturo Sánchez Monroy	Manager of Treasury Operations of Teléfonos de México, S.A.B. de C.V.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 35 of 40 Pages

FUNDACIÓN TELMEX, A.C.
Vizcaínas No. 16, Colonia Centro, Delegación Cuauhtémoc, C.P. 06080
México, D.F. México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú (Chairman)
Member of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Inmuebles Carso, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Jaime Chico Pardo	Member of the Board of Directors Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V.
Arturo Elías Ayub
Chief Officer of Relationships with Investors and Board member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V., Instituto Carlos Slim de la Salud, A.C. and Grupo Financiero Inbursa, S.A.B. de C.V.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Grupo Condumex, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V.and Fundación Carlos Slim, A.C.

Patrick Slim Domit
Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Inmobiliaria Carso, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors of Grupo Carso, S.A.B. de C.V. and Board Member of Teléfonos de México, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Fundación Carlos Slim, A.C

Hector Slim Seade	Chief Executive Officer of Teléfonos de México, S.A.B. de C.V. and Board Member of Grupo Financiero Inbursa, S.A.B. de C.V. and several of its subsidiaries.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 36 of 40 Pages

FUNDACIÓN CARLOS SLIM, A.C.
Insurgentes Sur 3500, Edificio Telmex, Piso 5, Colonia Peña Pobre,
14060 México, D.F., México

Name and Position	Principal Occupation
Directors
Carlos Slim Helú
Member of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Inmuebles Carso, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Grupo Condumex, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Patrick Slim Domit
Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Inmobiliaria Carso, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors of Grupo Carso, S.A.B. de C.V. and Board Member of Teléfonos de México, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Fundación Carlos Slim, A.C

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 37 of 40 Pages

Alternate Directors
Juan Antonio Peréz Simón
Vicepresident of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Sanborns Hermanos S.A. and Board Member of Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and some of their subsidiaries.

Jose Kuri Harfush
Chief Executive Officer of Janel, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Grupo Sanborns, S.A. de C.V.

Ignacio Cobo González	Board Member of Grupo Carso, S.A.B. de C.V.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 38 of 40 Pages

INSTITUTO CARLOS SLIM DE LA SALUD, A.C.
Miguel Angel de Quevedo, 24-A, Mail Box 143, Ex – Hacienda de Guadalupe Chimalistac,
01050 México D.F., México

Name and Position	Principal Occupation
Directors
Marco Antonio Slim Domit (President)
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Jose Kuri Harfush (Treasurer)
Chief Executive Officer of Janel, S.A. de C.V. Board Member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V. and its subsidiaries, Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Grupo Sanborns, S.A. de C.V.

Arturo Elías Ayub
Chief Officer of Relationships with Investors and Board member of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., America Móvil, S.A.B. de C.V., Instituto Carlos Slim de la Salud, A.C. and Grupo Financiero Inbursa, S.A.B. de C.V.

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.
Roberto José Kriete Ávila	Chairman of the Board of Directors of Grupo Taca, President of Compañia de Inversiones del Grupo Kriete and President of the Board of Directors of Real Intercontinental Hotel de San Salvador
Guillermo Miguel Ruiz Palacios y Santos	Chief of the Department of Infectology of the Instituto Nacional de Ciencias Médicas y Nutrición Salvador Zurbirán
Octavio Ruiz Speare	Chief of Medical Staff of the American British Cowdray Medical Center, American College of Surgeons Scholar and private medical practitioner.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 39 of 40 Pages

Roberto Tapia Conyer
Chief Executive Officer of Instituto Carlos Slim de la Salud, A.C., Member of the Academia Nacional de Medicina, the Academia Nacional de Cirugía and the Academia Mexicana de Ciencias and Level III Researcher for the Mexican Nacional Research System.

Johanna Monique Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.
Raúl Gerardo Cerón Domínguez	Operational Officer of Fundación Telmex, A.C.

CUSIP No. 02364W105 L Share ADSs 02364W204 A Share ADSs	13D	Page 40 of 40 Pages

CONTROL TRUST
Paseo de las Palmas 736, Colonia Lomas Chapultepec, Delegación Miguel Hidalgo,
C.P. 11000, México D.F., México

Name and Position	Principal Occupation
Members of the Technical Committee
Carlos Slim Domit
Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Chairman of the Board of Directors of Grupo Carso, S.A.B. de C.V., Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors and Chief Executive Officer of Grupo Sanborns, S.A. de C.V., and Board Member of Sanborn Hermanos, S.A., Grupo Condumex, S.A. de C.V., Inmobiliaria Carso, S.A. de C.V.and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit
Chairman of the Board of Directors of Grupo Financiero Inbursa, S.A.B. de C.V., Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V, Chairman of the Board of Directors of Instituto Carlos Slim de la Salud, A.C., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Inmobiliaria Carso, S.A. de C.V. and Fundación Carlos Slim, A.C.

Patrick Slim Domit (Chairman)
Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Inmobiliaria Carso, S.A. de C.V., Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., Vice President of the Board of Directors of Grupo Carso, S.A.B. de C.V. and Board Member of Teléfonos de México, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Minera Frisco, S.A.B. de C.V. and Fundación Carlos Slim, A.C

María Soumaya Slim Domit	Vice President of Museo Soumaya, President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.
Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.
Johanna Monique Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Member of the Board of Directors of Instituto Carlos Slim de la Salud, A.C.

SCHEDULE II

For the period beginning 60 days prior to the event which requires the filing of this statement, the Reporting Persons set forth below effected the following transactions in L Shares on the Mexican Stock Exchange.  The prices below reflect the price paid (in US$ based upon the Exchange Rate published by the Banco de México on the trade date) by the purchasers per L Share on the relevant trade date.

L Shares

Reporting Person	Type of	Trade Date	Number of	Price per Share
	Transaction		L Shares	US Dollars
Carlos Slim Helu	Purchase	20/11/2012	2,000,000	1.17
Carlos Slim Helu	Purchase	20/11/2012	3,000,000	1.17
Carlos Slim Helu	Purchase	20/11/2012	14,211,152	1.17
Carlos Slim Helu	Purchase	20/11/2012	100	1.17
Carlos Slim Helu	Purchase	20/11/2012	100	1.17
Carlos Slim Helu	Purchase	20/11/2012	100	1.17
Carlos Slim Helu	Purchase	20/11/2012	400	1.17
Carlos Slim Helu	Purchase	20/11/2012	1,200	1.17
Carlos Slim Helu	Purchase	20/11/2012	100	1.17
Carlos Slim Helu	Purchase	20/11/2012	100	1.17
Carlos Slim Helu	Purchase	20/11/2012	310,166	1.17
GFI	Purchase	20/11/2012	2,000,000	1.17
GFI	Purchase	20/11/2012	2,000,000	1.17
GFI	Purchase	20/11/2012	2,000,000	1.17
GFI	Purchase	20/11/2012	4,000,000	1.17
GFI	Sale	21/11/2012	4,700	1.18
GFI	Sale	21/11/2012	9,893	1.18
GFI	Sale	21/11/2012	10,900	1.18
GFI	Sale	21/11/2012	8,100	1.18
GFI	Sale	21/11/2012	5,519	1.18
GFI	Sale	21/11/2012	10,888	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	500	1.18
GFI	Sale	21/11/2012	8,583	1.18
GFI	Sale	21/11/2012	1,600	1.18
GFI	Sale	21/11/2012	100	1.18
GFI	Sale	21/11/2012	6,300	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	4,089	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	100	1.18
GFI	Sale	21/11/2012	4,774	1.18
GFI	Sale	21/11/2012	13,954	1.18
GFI	Sale	21/11/2012	12,795	1.18
GFI	Sale	21/11/2012	1,000	1.18
GFI	Sale	21/11/2012	2,600	1.18
GFI	Sale	21/11/2012	1,476	1.18
GFI	Sale	21/11/2012	4,242	1.18
GFI	Sale	21/11/2012	5,859	1.18
GFI	Sale	21/11/2012	3,504	1.18
GFI	Sale	21/11/2012	200	1.18
GFI	Sale	21/11/2012	7,000	1.18
GFI	Sale	21/11/2012	600	1.18
GFI	Sale	21/11/2012	1,000	1.18
GFI	Sale	21/11/2012	600	1.18
GFI	Sale	21/11/2012	28,510	1.18
GFI	Sale	21/11/2012	3,000	1.18
GFI	Sale	21/11/2012	2,095	1.18
GFI	Sale	21/11/2012	5,900	1.18
GFI	Sale	21/11/2012	1,400	1.18
GFI	Sale	21/11/2012	5,900	1.18
GFI	Sale	21/11/2012	8,328	1.18
GFI	Sale	21/11/2012	3,991	1.18
GFI	Sale	21/11/2012	500	1.18
GFI	Sale	21/11/2012	300	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	2,000	1.18
GFI	Sale	21/11/2012	1,920	1.18
GFI	Sale	21/11/2012	2,000	1.18
GFI	Sale	21/11/2012	100	1.18
GFI	Sale	21/11/2012	700	1.18
GFI	Sale	21/11/2012	13,900	1.18
GFI	Sale	21/11/2012	14,400	1.18
GFI	Sale	21/11/2012	3,000	1.18
GFI	Sale	21/11/2012	1,180	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	22,700	1.18
GFI	Sale	21/11/2012	5,000	1.18
GFI	Sale	21/11/2012	22,300	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	2,500	1.18
GFI	Sale	21/11/2012	9,800	1.18
GFI	Sale	21/11/2012	11,047	1.18
GFI	Sale	21/11/2012	16,300	1.18
GFI	Sale	21/11/2012	2,000	1.18
GFI	Sale	21/11/2012	8,353	1.18
GFI	Sale	21/11/2012	36,246	1.18
GFI	Sale	21/11/2012	6,482	1.18
GFI	Sale	21/11/2012	300	1.18
GFI	Sale	21/11/2012	6,972	1.18
GFI	Sale	21/11/2012	3,373	1.18
GFI	Sale	21/11/2012	46,627	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	3,000	1.18
GFI	Sale	21/11/2012	47,000	1.18
GFI	Sale	21/11/2012	4,610	1.18
GFI	Sale	21/11/2012	8,192	1.18
GFI	Sale	21/11/2012	200	1.18
GFI	Sale	21/11/2012	500	1.18
GFI	Sale	21/11/2012	1,000	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	25,498	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	11,500	1.18
GFI	Sale	21/11/2012	9,700	1.18
GFI	Sale	21/11/2012	1,000	1.18
GFI	Sale	21/11/2012	5,000	1.18
GFI	Sale	21/11/2012	22,800	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	400	1.18
GFI	Sale	21/11/2012	6,748	1.18
GFI	Sale	21/11/2012	3,250	1.18
GFI	Sale	21/11/2012	39,602	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	13,300	1.18
GFI	Sale	21/11/2012	2,610	1.18
GFI	Sale	21/11/2012	3,000	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	200	1.18
GFI	Sale	21/11/2012	6,186	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	3,981	1.18
GFI	Sale	21/11/2012	723	1.18
GFI	Sale	21/11/2012	10,700	1.18
GFI	Sale	21/11/2012	89,300	1.18
GFI	Sale	21/11/2012	68,190	1.18
GFI	Sale	21/11/2012	12,300	1.18
GFI	Sale	21/11/2012	8,588	1.18
GFI	Sale	21/11/2012	10,922	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	21	1.18
GFI	Sale	21/11/2012	49,979	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	961	1.18
GFI	Sale	21/11/2012	8,600	1.18
GFI	Sale	21/11/2012	5,816	1.18
GFI	Sale	21/11/2012	30,500	1.18
GFI	Sale	21/11/2012	4,123	1.18
GFI	Sale	21/11/2012	2,748	1.18
GFI	Sale	21/11/2012	10,000	1.18
GFI	Sale	21/11/2012	4,486	1.18
GFI	Sale	21/11/2012	200	1.18
GFI	Sale	21/11/2012	20,412	1.18
GFI	Sale	21/11/2012	10,700	1.18
GFI	Sale	21/11/2012	6,500	1.18
GFI	Sale	21/11/2012	12,388	1.18
GFI	Sale	21/11/2012	500	1.18
GFI	Sale	21/11/2012	12,612	1.18
GFI	Sale	21/11/2012	15,000	1.18
GFI	Sale	21/11/2012	2,500	1.18
GFI	Sale	21/11/2012	100	1.18
GFI	Sale	21/11/2012	19,788	1.18
GFI	Sale	21/11/2012	32,066	1.18
GFI	Sale	21/11/2012	9,900	1.18
GFI	Sale	21/11/2012	40,100	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	8,384	1.18
GFI	Sale	21/11/2012	41,616	1.18
GFI	Sale	21/11/2012	29,037	1.18
GFI	Sale	21/11/2012	20,963	1.18
GFI	Sale	21/11/2012	21,437	1.18
GFI	Sale	21/11/2012	3,593	1.18
GFI	Sale	21/11/2012	3,000	1.18
GFI	Sale	21/11/2012	8,315	1.18
GFI	Sale	21/11/2012	13,655	1.18
GFI	Sale	21/11/2012	12,634	1.18
GFI	Sale	21/11/2012	37,366	1.18
GFI	Sale	21/11/2012	36,634	1.18
GFI	Sale	21/11/2012	13,366	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	21/11/2012	37,000	1.18
GFI	Sale	21/11/2012	13,000	1.18
GFI	Sale	21/11/2012	50,000	1.18
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	1,400	1.21
GFI	Sale	22/11/2012	6,000	1.21
GFI	Sale	22/11/2012	400	1.21
GFI	Sale	22/11/2012	2,100	1.21
GFI	Sale	22/11/2012	100	1.21
GFI	Sale	22/11/2012	7,667	1.21
GFI	Sale	22/11/2012	2,333	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	20,000	1.21
GFI	Sale	22/11/2012	20,000	1.21
GFI	Sale	22/11/2012	20,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	3,995	1.21
GFI	Sale	22/11/2012	400	1.21
GFI	Sale	22/11/2012	3	1.21
GFI	Sale	22/11/2012	400	1.21
GFI	Sale	22/11/2012	400	1.21
GFI	Sale	22/11/2012	4,802	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	14,211	1.21
GFI	Sale	22/11/2012	400	1.21
GFI	Sale	22/11/2012	1,500	1.21
GFI	Sale	22/11/2012	3,889	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	912	1.21
GFI	Sale	22/11/2012	9,088	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	6,592	1.21
GFI	Sale	22/11/2012	3,408	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	4,680	1.21
GFI	Sale	22/11/2012	5,320	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	6,628	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Sale	22/11/2012	3,372	1.21
GFI	Sale	22/11/2012	10,000	1.21
GFI	Purchase	27/12/2012	6,770	1.14
GFI	Purchase	27/12/2012	32,000	1.14
GFI	Purchase	27/12/2012	10,420	1.14
GFI	Purchase	27/12/2012	10,000	1.14
GFI	Purchase	27/12/2012	50,000	1.14
GFI	Purchase	27/12/2012	12,450	1.14
GFI	Purchase	27/12/2012	10,360	1.14
GFI	Purchase	27/12/2012	52,000	1.14
GFI	Purchase	27/12/2012	16,000	1.14
GFI	Purchase	27/12/2012	48,600	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	50,000	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	10,000	1.14
GFI	Purchase	27/12/2012	40,000	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	400	1.14
GFI	Purchase	27/12/2012	1,000	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	40,000	1.14
GFI	Purchase	27/12/2012	40,000	1.14
GFI	Purchase	27/12/2012	100	1.14
GFI	Purchase	27/12/2012	10,000	1.14
GFI	Purchase	27/12/2012	50,000	1.14
GFI	Purchase	27/12/2012	509,100	1.14
GFI	Purchase	28/12/2012	2,000	1.14
GFI	Purchase	28/12/2012	50,000	1.14
GFI	Purchase	28/12/2012	50,000	1.14
GFI	Purchase	28/12/2012	50,000	1.14
GFI	Purchase	28/12/2012	48,000	1.14
GFI	Purchase	28/12/2012	49,900	1.14
GFI	Purchase	28/12/2012	334	1.14
GFI	Purchase	31/12/2012	50,000	1.14
GFI	Purchase	31/12/2012	2,000	1.14
GFI	Purchase	31/12/2012	50,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	8,000	1.15
GFI	Purchase	31/12/2012	20,000	1.15
GFI	Purchase	31/12/2012	4,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	4,000	1.15
GFI	Purchase	31/12/2012	1,000	1.15
GFI	Purchase	31/12/2012	4,000	1.15
GFI	Purchase	31/12/2012	2,000	1.15
GFI	Purchase	31/12/2012	143,000	1.15
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	19,000	1.17
GFI	Purchase	03/01/2013	43,928	1.17
GFI	Purchase	03/01/2013	6,072	1.17
GFI	Purchase	03/01/2013	10,000	1.17
GFI	Purchase	03/01/2013	1,229	1.17
GFI	Purchase	03/01/2013	1,243	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	49,000	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	91,542	1.17
GFI	Purchase	03/01/2013	1,700	1.17
GFI	Purchase	03/01/2013	1,255	1.17
GFI	Purchase	03/01/2013	5,503	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	27,283	1.17
GFI	Purchase	03/01/2013	10,000	1.17
GFI	Purchase	03/01/2013	12,717	1.17
GFI	Purchase	03/01/2013	1,269	1.17
GFI	Purchase	03/01/2013	47,555	1.17
GFI	Purchase	03/01/2013	25,000	1.17
GFI	Purchase	03/01/2013	10,000	1.17
GFI	Purchase	03/01/2013	1,283	1.17
GFI	Purchase	03/01/2013	10,280	1.17
GFI	Purchase	03/01/2013	1,295	1.17
GFI	Purchase	03/01/2013	1,309	1.17
GFI	Purchase	03/01/2013	9,400	1.17
GFI	Purchase	03/01/2013	5,000	1.17
GFI	Purchase	03/01/2013	600	1.17
GFI	Purchase	03/01/2013	1,570	1.17
GFI	Purchase	03/01/2013	689	1.17
GFI	Purchase	03/01/2013	9,139	1.17
GFI	Purchase	03/01/2013	1,323	1.17
GFI	Purchase	03/01/2013	15,000	1.17
GFI	Purchase	03/01/2013	15,100	1.17
GFI	Purchase	03/01/2013	1,336	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	1,349	1.17
GFI	Purchase	03/01/2013	1,362	1.17
GFI	Purchase	03/01/2013	10	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	1,000	1.17
GFI	Purchase	03/01/2013	381	1.17
GFI	Purchase	03/01/2013	1,441	1.17
GFI	Purchase	03/01/2013	1,453	1.17
GFI	Purchase	03/01/2013	1,466	1.17
GFI	Purchase	03/01/2013	1,479	1.17
GFI	Purchase	03/01/2013	1,515	1.17
GFI	Purchase	03/01/2013	1,539	1.17
GFI	Purchase	03/01/2013	1,550	1.17
GFI	Purchase	03/01/2013	1,561	1.17
GFI	Purchase	03/01/2013	1,572	1.17
GFI	Purchase	03/01/2013	1,583	1.17
GFI	Purchase	03/01/2013	25,000	1.17
GFI	Purchase	03/01/2013	6,000	1.17
GFI	Purchase	03/01/2013	3,841	1.17
GFI	Purchase	03/01/2013	3,278	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	50,000	1.17
GFI	Purchase	03/01/2013	10,164	1.17
GFI	Purchase	03/01/2013	15,000	1.17
GFI	Purchase	03/01/2013	1,614	1.17
GFI	Purchase	03/01/2013	23,222	1.17
GFI	Purchase	03/01/2013	5,582	1.17
GFI	Purchase	03/01/2013	25,000	1.17
GFI	Purchase	03/01/2013	19,418	1.17
GFI	Purchase	03/01/2013	25,000	1.17
GFI	Purchase	03/01/2013	40,000	1.17
GFI	Purchase	03/01/2013	24,000	1.17
GFI	Purchase	03/01/2013	200,000	1.17
GFI	Purchase	03/01/2013	11,000	1.17
GFI	Purchase	03/01/2013	200,000	1.17
GFI	Purchase	03/01/2013	7,505	1.17
GFI	Purchase	03/01/2013	20,000	1.17
GFI	Purchase	03/01/2013	1,661	1.17
GFI	Purchase	03/01/2013	230,602	1.17
GFI	Purchase	03/01/2013	6,033	1.17
GFI	Purchase	03/01/2013	6,032	1.17
GFI	Purchase	03/01/2013	57,333	1.17
GFI	Purchase	03/01/2013	8,205	1.17
GFI	Purchase	03/01/2013	1,678	1.17
GFI	Purchase	03/01/2013	5,000	1.17
GFI	Purchase	03/01/2013	1,686	1.17
GFI	Purchase	03/01/2013	4,265	1.17
GFI	Purchase	03/01/2013	451	1.17
GFI	Purchase	03/01/2013	6,033	1.17
GFI	Purchase	03/01/2013	1,694	1.17
GFI	Purchase	03/01/2013	1,701	1.17
GFI	Purchase	03/01/2013	1,709	1.17
GFI	Purchase	03/01/2013	5,100	1.17
GFI	Purchase	03/01/2013	60,272	1.17
GFI	Purchase	03/01/2013	1,715	1.17
GFI	Purchase	11/01/2013	1,747,600	1.23
GFI	Purchase	11/01/2013	2,400	1.23
GFI	Purchase	11/01/2013	2,700	1.23
GFI	Purchase	11/01/2013	600	1.23
GFI	Purchase	11/01/2013	5,000	1.23
GFI	Purchase	11/01/2013	10,500	1.23
GFI	Purchase	11/01/2013	6,200	1.23
GFI	Purchase	11/01/2013	25,000	1.23
GFI	Purchase	11/01/2013	100	1.23
GFI	Purchase	11/01/2013	400	1.23
GFI	Purchase	11/01/2013	14,800	1.23
GFI	Purchase	11/01/2013	4,700	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	2,376	1.23
GFI	Purchase	11/01/2013	5,200	1.23
GFI	Purchase	11/01/2013	4,700	1.23
GFI	Purchase	11/01/2013	5,000	1.23
GFI	Purchase	11/01/2013	2,724	1.23
GFI	Purchase	11/01/2013	1,658	1.23
GFI	Purchase	11/01/2013	6,000	1.23
GFI	Purchase	11/01/2013	3,900	1.23
GFI	Purchase	11/01/2013	541	1.23
GFI	Purchase	11/01/2013	7,901	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	5,800	1.23
GFI	Purchase	11/01/2013	14,200	1.23
GFI	Purchase	11/01/2013	2,765	1.23
GFI	Purchase	11/01/2013	3,012	1.23
GFI	Purchase	11/01/2013	5,200	1.23
GFI	Purchase	11/01/2013	9,023	1.23
GFI	Purchase	11/01/2013	17,129	1.23
GFI	Purchase	11/01/2013	1,354	1.23
GFI	Purchase	11/01/2013	1,517	1.23
GFI	Purchase	11/01/2013	12,900	1.23
GFI	Purchase	11/01/2013	3,300	1.23
GFI	Purchase	11/01/2013	3,500	1.23
GFI	Purchase	11/01/2013	300	1.23
GFI	Purchase	11/01/2013	3,202	1.23
GFI	Purchase	11/01/2013	4,300	1.23
GFI	Purchase	11/01/2013	12,498	1.23
GFI	Purchase	11/01/2013	4,000	1.23
GFI	Purchase	11/01/2013	15,000	1.23
GFI	Purchase	11/01/2013	1,000	1.23
GFI	Purchase	11/01/2013	338	1.23
GFI	Purchase	11/01/2013	6,100	1.23
GFI	Purchase	11/01/2013	12,100	1.23
GFI	Purchase	11/01/2013	1,462	1.23
GFI	Purchase	11/01/2013	2,086	1.23
GFI	Purchase	11/01/2013	2,285	1.23
GFI	Purchase	11/01/2013	3,100	1.23
GFI	Purchase	11/01/2013	1,941	1.23
GFI	Purchase	11/01/2013	4,200	1.23
GFI	Purchase	11/01/2013	2,305	1.23
GFI	Purchase	11/01/2013	3,500	1.23
GFI	Purchase	11/01/2013	583	1.23
GFI	Purchase	11/01/2013	2,957	1.23
GFI	Purchase	11/01/2013	6,500	1.23
GFI	Purchase	11/01/2013	3,200	1.23
GFI	Purchase	11/01/2013	7,343	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	6,181	1.23
GFI	Purchase	11/01/2013	13,819	1.23
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	20,000	1.22
GFI	Purchase	11/01/2013	20,000	1.23
GFI	Purchase	11/01/2013	2,780,000	1.23
GFI	Purchase	14/01/2013	33,600	1.24
GFI	Purchase	14/01/2013	16,400	1.24
GFI	Purchase	14/01/2013	4,500	1.24
GFI	Purchase	14/01/2013	10,000	1.24
GFI	Purchase	14/01/2013	35,500	1.24
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	100,000	1.23
GFI	Purchase	14/01/2013	1,048	1.23
GFI	Purchase	14/01/2013	20,000	1.23
GFI	Purchase	14/01/2013	5,600	1.23
GFI	Purchase	14/01/2013	73,352	1.23
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	7,700	1.24
GFI	Purchase	14/01/2013	5,900	1.24
GFI	Purchase	14/01/2013	5,900	1.24
GFI	Purchase	14/01/2013	11,900	1.24
GFI	Purchase	14/01/2013	18,600	1.24
GFI	Purchase	14/01/2013	100	1.24
GFI	Purchase	14/01/2013	800	1.24
GFI	Purchase	14/01/2013	5,000	1.24
GFI	Purchase	14/01/2013	8,000	1.24
GFI	Purchase	14/01/2013	2,000	1.24
GFI	Purchase	14/01/2013	2,000	1.24
GFI	Purchase	14/01/2013	32,100	1.24
GFI	Purchase	14/01/2013	11,300	1.24
GFI	Purchase	14/01/2013	1,700	1.24
GFI	Purchase	14/01/2013	37,000	1.24
GFI	Purchase	14/01/2013	1,591	1.24
GFI	Purchase	14/01/2013	5,000	1.24
GFI	Purchase	14/01/2013	43,409	1.24
GFI	Purchase	14/01/2013	13,800	1.24
GFI	Purchase	14/01/2013	5,000	1.24
GFI	Purchase	14/01/2013	14,400	1.24
GFI	Purchase	14/01/2013	16,800	1.24
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	21,422	1.23
GFI	Purchase	14/01/2013	8,400	1.23
GFI	Purchase	14/01/2013	20,178	1.23
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	3,742	1.23
GFI	Purchase	14/01/2013	46,258	1.23
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	23,300	1.24
GFI	Purchase	14/01/2013	16,600	1.24
GFI	Purchase	14/01/2013	10,100	1.24
GFI	Purchase	14/01/2013	5,000	1.24
GFI	Purchase	14/01/2013	18,200	1.24
GFI	Purchase	14/01/2013	7,000	1.24
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	24,800	1.24
GFI	Purchase	14/01/2013	32,306	1.24
GFI	Purchase	14/01/2013	10,000	1.24
GFI	Purchase	14/01/2013	200	1.24
GFI	Purchase	14/01/2013	6,300	1.24
GFI	Purchase	14/01/2013	1,194	1.24
GFI	Purchase	14/01/2013	6,300	1.24
GFI	Purchase	14/01/2013	1,800	1.24
GFI	Purchase	14/01/2013	1,100	1.24
GFI	Purchase	14/01/2013	1,600	1.24
GFI	Purchase	14/01/2013	100	1.24
GFI	Purchase	14/01/2013	2,400	1.24
GFI	Purchase	14/01/2013	31,700	1.24
GFI	Purchase	14/01/2013	33,200	1.24
GFI	Purchase	14/01/2013	2,000	1.24
GFI	Purchase	14/01/2013	2,000	1.24
GFI	Purchase	14/01/2013	5,000	1.24
GFI	Purchase	14/01/2013	300	1.24
GFI	Purchase	14/01/2013	7,500	1.24
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	50,000	1.24
GFI	Purchase	14/01/2013	5,095	1.24
GFI	Purchase	14/01/2013	28,000	1.24
GFI	Purchase	14/01/2013	16,905	1.24
GFI	Purchase	14/01/2013	59,472	1.23
GFI	Purchase	14/01/2013	113	1.23
GFI	Purchase	14/01/2013	10,100	1.23
GFI	Purchase	14/01/2013	30,315	1.23
GFI	Purchase	14/01/2013	19,385	1.23
GFI	Purchase	14/01/2013	6,000	1.23
GFI	Purchase	14/01/2013	6,700	1.23
GFI	Purchase	14/01/2013	5,200	1.23
GFI	Purchase	14/01/2013	12,715	1.23
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	11,700	1.23
GFI	Purchase	14/01/2013	9,000	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	1,000	1.23
GFI	Purchase	14/01/2013	5,000	1.23
GFI	Purchase	14/01/2013	22,700	1.23
GFI	Purchase	14/01/2013	50,000	1.23
GFI	Purchase	14/01/2013	3,100	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	5,800	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	12,400	1.23
GFI	Purchase	14/01/2013	31,000	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	5,000	1.23
GFI	Purchase	14/01/2013	5,800	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	5,700	1.23
GFI	Purchase	14/01/2013	300	1.23
GFI	Purchase	14/01/2013	6,024	1.23
GFI	Purchase	14/01/2013	6,024	1.23
GFI	Purchase	14/01/2013	6,024	1.23
GFI	Purchase	14/01/2013	6,024	1.23
GFI	Purchase	14/01/2013	5,604	1.23
GFI	Purchase	14/01/2013	4,220	1.23
GFI	Purchase	14/01/2013	6,025	1.23
GFI	Purchase	14/01/2013	6,024	1.23
GFI	Purchase	14/01/2013	33,731	1.23
GFI	Purchase	14/01/2013	511	1.23
GFI	Purchase	14/01/2013	49,489	1.23
GFI	Purchase	15/01/2013	12,198	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	2,500	1.23
GFI	Purchase	15/01/2013	1,100	1.23
GFI	Purchase	15/01/2013	500	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	12,000	1.23
GFI	Purchase	15/01/2013	1,000	1.23
GFI	Purchase	15/01/2013	600	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	19,802	1.23
GFI	Purchase	15/01/2013	2,300	1.23
GFI	Purchase	15/01/2013	47,700	1.23
GFI	Purchase	15/01/2013	50,000	1.23
GFI	Purchase	15/01/2013	800	1.23
GFI	Purchase	15/01/2013	5,000	1.23
GFI	Purchase	15/01/2013	1,600	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	1,600	1.23
GFI	Purchase	15/01/2013	1,700	1.23
GFI	Purchase	15/01/2013	611	1.23
GFI	Purchase	15/01/2013	1,700	1.23
GFI	Purchase	15/01/2013	2,070	1.23
GFI	Purchase	15/01/2013	1,800	1.23
GFI	Purchase	15/01/2013	17,000	1.23
GFI	Purchase	15/01/2013	4,600	1.23
GFI	Purchase	15/01/2013	1,700	1.23
GFI	Purchase	15/01/2013	700	1.23
GFI	Purchase	15/01/2013	700	1.23
GFI	Purchase	15/01/2013	8,319	1.23
GFI	Purchase	15/01/2013	2,741	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	500	1.23
GFI	Purchase	15/01/2013	500	1.23
GFI	Purchase	15/01/2013	2,300	1.23
GFI	Purchase	15/01/2013	700	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	400	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	1,500	1.23
GFI	Purchase	15/01/2013	20,300	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	2,100	1.23
GFI	Purchase	15/01/2013	2,200	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	700	1.23
GFI	Purchase	15/01/2013	29,645	1.23
GFI	Purchase	15/01/2013	800	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	200	1.23
GFI	Purchase	15/01/2013	200	1.23
GFI	Purchase	15/01/2013	1,100	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	1,200	1.23
GFI	Purchase	15/01/2013	3,800	1.23
GFI	Purchase	15/01/2013	500	1.23
GFI	Purchase	15/01/2013	100	1.23
GFI	Purchase	15/01/2013	1,000	1.23
GFI	Purchase	15/01/2013	9,255	1.23
GFI	Purchase	15/01/2013	1,000	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	2,300	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	2,000	1.23
GFI	Purchase	15/01/2013	1,759	1.23
GFI	Purchase	15/01/2013	1,560	1.23
GFI	Purchase	15/01/2013	20,400	1.23
GFI	Purchase	15/01/2013	2,310	1.23
GFI	Purchase	15/01/2013	730	1.23
GFI	Purchase	15/01/2013	8,865	1.23
GFI	Purchase	15/01/2013	4,000	1.23
GFI	Purchase	15/01/2013	7,200	1.23
GFI	Purchase	15/01/2013	4,935	1.23
GFI	Purchase	15/01/2013	25,000	1.23
GFI	Purchase	15/01/2013	12,080	1.23
GFI	Purchase	15/01/2013	2,650	1.23
GFI	Purchase	15/01/2013	1,800	1.23
GFI	Purchase	15/01/2013	58,470	1.23
GFI	Purchase	15/01/2013	3,530	1.23
GFI	Purchase	15/01/2013	39,297	1.23
GFI	Purchase	15/01/2013	475	1.23
GFI	Purchase	15/01/2013	6,698	1.23
GFI	Purchase	15/01/2013	100,000	1.23
GFI	Purchase	15/01/2013	50,000	1.23
GFI	Purchase	15/01/2013	50,000	1.23
GFI	Purchase	15/01/2013	50,000	1.23
GFI	Purchase	16/01/2013	9,000	1.24
GFI	Purchase	16/01/2013	7,700	1.24
GFI	Purchase	16/01/2013	2,000	1.24
GFI	Purchase	16/01/2013	400	1.24
GFI	Purchase	16/01/2013	6,000	1.24
GFI	Purchase	16/01/2013	400	1.24
GFI	Purchase	16/01/2013	3,100	1.24
GFI	Purchase	16/01/2013	3,000	1.24
GFI	Purchase	16/01/2013	2,000	1.24
GFI	Purchase	16/01/2013	4,000	1.24
GFI	Purchase	16/01/2013	1,000	1.24
GFI	Purchase	16/01/2013	9,000	1.24
GFI	Purchase	16/01/2013	2,400	1.24
GFI	Purchase	16/01/2013	200	1.23
GFI	Purchase	16/01/2013	14,000	1.23
GFI	Purchase	16/01/2013	14,000	1.23
GFI	Purchase	16/01/2013	12,000	1.23
GFI	Purchase	16/01/2013	8,000	1.23
GFI	Purchase	16/01/2013	1,800	1.23
GFI	Purchase	16/01/2013	3,600	1.23
GFI	Purchase	16/01/2013	2,000	1.23
GFI	Purchase	16/01/2013	4,000	1.23
GFI	Purchase	16/01/2013	6,000	1.23
GFI	Purchase	16/01/2013	34,400	1.23
GFI	Purchase	16/01/2013	3,500	1.23
GFI	Purchase	16/01/2013	46,500	1.23
GFI	Purchase	16/01/2013	50,000	1.23
GFI	Purchase	16/01/2013	50,000	1.23
GFI	Purchase	16/01/2013	22,500	1.23
GFI	Purchase	16/01/2013	5,000	1.23
GFI	Purchase	16/01/2013	2,000	1.23
GFI	Purchase	16/01/2013	20,500	1.23
GFI	Purchase	16/01/2013	37,800	1.23
GFI	Purchase	16/01/2013	2,000	1.23
GFI	Purchase	16/01/2013	2,000	1.23
GFI	Purchase	16/01/2013	8,200	1.23
GFI	Purchase	16/01/2013	24,000	1.23
GFI	Purchase	16/01/2013	5,000	1.23
GFI	Purchase	16/01/2013	21,000	1.23
GFI	Purchase	16/01/2013	300	1.23
GFI	Purchase	16/01/2013	400	1.23
GFI	Purchase	16/01/2013	40,000	1.23
GFI	Purchase	16/01/2013	9,300	1.23
GFI	Purchase	16/01/2013	3,332	1.23
GFI	Purchase	16/01/2013	2,000	1.23
GFI	Purchase	16/01/2013	5,000	1.23
GFI	Purchase	16/01/2013	39,668	1.23
GFI	Purchase	16/01/2013	100	1.23
GFI	Purchase	16/01/2013	8,000	1.23
GFI	Purchase	16/01/2013	50,000	1.23
GFI	Purchase	16/01/2013	13,000	1.23
GFI	Purchase	16/01/2013	100	1.23
GFI	Purchase	16/01/2013	28,800	1.23
GFI	Purchase	16/01/2013	17,200	1.24
GFI	Purchase	16/01/2013	100	1.24
GFI	Purchase	16/01/2013	11,000	1.24
GFI	Purchase	16/01/2013	21,700	1.24
GFI	Purchase	16/01/2013	100	1.24
GFI	Purchase	16/01/2013	25,000	1.24
GFI	Purchase	16/01/2013	100	1.24
GFI	Purchase	16/01/2013	24,800	1.24
GFI	Purchase	16/01/2013	50,000	1.24
GFI	Purchase	16/01/2013	19,032	1.23
GFI	Purchase	16/01/2013	6,000	1.23
GFI	Purchase	16/01/2013	5,000	1.23
GFI	Purchase	16/01/2013	19,968	1.23
GFI	Purchase	16/01/2013	1,162	1.23
GFI	Purchase	16/01/2013	900	1.23
GFI	Purchase	16/01/2013	47,938	1.23
GFI	Purchase	16/01/2013	50,000	1.23
GFI	Purchase	16/01/2013	50,000	1.23
GFI	Purchase	13/02/2013	293,200	1.13
GFI	Purchase	13/02/2013	500,000	1.12
GFI	Purchase	13/02/2013	120,680	1.14
GFI	Purchase	13/02/2013	3,879,320	1.14
GFI	Purchase	13/02/2013	500,000	1.15
GFI	Purchase	13/02/2013	706,800	1.13
GFI	Purchase	13/02/2013	31,600	1.15
GFI	Purchase	13/02/2013	300,000	1.13
GFI	Purchase	13/02/2013	100,000	1.13
GFI	Purchase	13/02/2013	200,000	1.15
GFI	Purchase	13/02/2013	170,000	1.14
GFI	Purchase	13/02/2013	2,000,000	1.13
GFI	Purchase	13/02/2013	200,000	1.12
GFI	Purchase	13/02/2013	100,000	1.14
GFI	Purchase	13/02/2013	18,400	1.15
GFI	Purchase	13/02/2013	350,000	1.15
GFI	Purchase	13/02/2013	9,472,000	1.14
GFI	Purchase	13/02/2013	200,000	1.15
GFI	Purchase	13/02/2013	400,000	1.13
GFI	Purchase	13/02/2013	50,000	1.14
GFI	Purchase	13/02/2013	50,000	1.15
GFI	Purchase	13/02/2013	358,000	1.14
GFI	Purchase	14/02/2013	1,240,000	1.10
GFI	Purchase	14/02/2013	50,000	1.10
GFI	Purchase	14/02/2013	150,000	1.10
GFI	Purchase	14/02/2013	300,000	1.10
GFI	Purchase	14/02/2013	856,846	1.10
GFI	Purchase	14/02/2013	50,000	1.10
GFI	Purchase	14/02/2013	2,203,154	1.10
GFI	Purchase	14/02/2013	50,000	1.10
GFI	Purchase	14/02/2013	100,000	1.11
GFI	Purchase	15/02/2013	100,000	1.12
GFI	Purchase	15/02/2013	2,000,000	1.11
GFI	Purchase	15/02/2013	500,000	1.12
GFI	Purchase	15/02/2013	134,000	1.12
GFI	Purchase	15/02/2013	134,000	1.12
GFI	Purchase	15/02/2013	100,000	1.11
GFI	Purchase	15/02/2013	100,000	1.11
GFI	Purchase	15/02/2013	200,000	1.12
GFI	Purchase	15/02/2013	250,000	1.12
GFI	Purchase	15/02/2013	150,000	1.12
GFI	Purchase	15/02/2013	100,000	1.11
GFI	Purchase	15/02/2013	134,000	1.12
GFI	Purchase	15/02/2013	134,000	1.12
GFI	Purchase	15/02/2013	128,800	1.12
GFI	Purchase	15/02/2013	230,000	1.12
GFI	Purchase	15/02/2013	100,000	1.12
GFI	Purchase	15/02/2013	1,200	1.12
GFI	Purchase	15/02/2013	237,800	1.11
GFI	Purchase	15/02/2013	95,725	1.12
GFI	Purchase	15/02/2013	305,800	1.11
GFI	Purchase	15/02/2013	81,800	1.12
GFI	Purchase	15/02/2013	210,000	1.11
GFI	Purchase	15/02/2013	3,900	1.12
GFI	Purchase	15/02/2013	3,000,000	1.11
GFI	Purchase	15/02/2013	262,200	1.11
GFI	Purchase	15/02/2013	200,000	1.11
GFI	Purchase	15/02/2013	996,100	1.12
GFI	Purchase	15/02/2013	6,675	1.12
GFI	Purchase	19/02/2013	2,000,000	1.13
GFI	Purchase	19/02/2013	276,100	1.13
GFI	Purchase	19/02/2013	378,624	1.14
GFI	Purchase	19/02/2013	247,463	1.13
GFI	Purchase	19/02/2013	77,626	1.13
GFI	Purchase	19/02/2013	230,000	1.13
GFI	Purchase	19/02/2013	831,926	1.13
GFI	Purchase	19/02/2013	32,700	1.13
GFI	Purchase	19/02/2013	347,587	1.13
GFI	Purchase	19/02/2013	187,100	1.13
GFI	Purchase	19/02/2013	1,600	1.13
GFI	Purchase	19/02/2013	12,101,200	1.13
GFI	Purchase	19/02/2013	288,074	1.14
GFI	Purchase	20/02/2013	200,000	1.14
Johanna Monique Slim Domit	Purchase	27/02/2013	700,000	1.05
Johanna Monique Slim Domit	Purchase	27/02/2013	20,881	1.05
Johanna Monique Slim Domit	Purchase	27/02/2013	79,119	1.05
GFI	Purchase	28/02/2013	300,000	1.05
GFI	Purchase	28/02/2013	400,000	1.05
GFI	Purchase	28/02/2013	700,000	1.05
GFI	Purchase	28/02/2013	200,000	1.04
GFI	Purchase	28/02/2013	400,000	1.05
GFI	Purchase	01/03/2013	221,500	1.03
GFI	Purchase	01/03/2013	778,500	1.03
GFI	Purchase	01/03/2013	600,000	1.03
GFI	Purchase	01/03/2013	400,000	1.03
GFI	Purchase	01/03/2013	25,000	1.04
GFI	Purchase	01/03/2013	75,000	1.04
GFI	Purchase	01/03/2013	75,000	1.04
GFI	Purchase	01/03/2013	50,000	1.03
GFI	Purchase	01/03/2013	250,000	1.03
GFI	Purchase	01/03/2013	400,000	1.03
GFI	Purchase	01/03/2013	800,000	1.03
GFI	Purchase	01/03/2013	50,000	1.03
GFI	Purchase	01/03/2013	100,000	1.04
GFI	Purchase	01/03/2013	100,000	1.03
GFI	Purchase	01/03/2013	1,250,000	1.03
GFI	Purchase	04/03/2013	1,000,000	1.03
GFI	Purchase	04/03/2013	400,000	1.03
GFI	Purchase	04/03/2013	100,000	1.03
GFI	Purchase	04/03/2013	500,000	1.03
GFI	Purchase	04/03/2013	423,400	1.04
GFI	Purchase	04/03/2013	100,000	1.03
GFI	Purchase	04/03/2013	300,000	1.03
GFI	Purchase	04/03/2013	611,784	1.03
GFI	Purchase	04/03/2013	300,000	1.03
GFI	Purchase	04/03/2013	200,000	1.04
GFI	Purchase	04/03/2013	100,000	1.03
GFI	Purchase	04/03/2013	664,816	1.04
GFI	Purchase	04/03/2013	300,000	1.03
GFI	Purchase	05/03/2013	100,000	1.05
GFI	Purchase	05/03/2013	50,000	1.04
GFI	Purchase	05/03/2013	120,310	1.04
GFI	Purchase	05/03/2013	50,000	1.05
GFI	Purchase	05/03/2013	50,000	1.05
GFI	Purchase	05/03/2013	50,000	1.05
GFI	Purchase	05/03/2013	50,000	1.05
GFI	Purchase	05/03/2013	29,690	1.04
GFI	Purchase	05/03/2013	202,299	1.05
GFI	Purchase	05/03/2013	435,601	1.05
GFI	Purchase	05/03/2013	5,000	1.05
GFI	Purchase	05/03/2013	248,000	1.05
GFI	Purchase	05/03/2013	57,100	1.05
GFI	Purchase	05/03/2013	2,000	1.05
GFI	Purchase	05/03/2013	50,000	1.05
GFI	Purchase	06/03/2013	50,000	1.04
GFI	Purchase	06/03/2013	50,000	1.04
GFI	Purchase	06/03/2013	200,000	1.04
GFI	Purchase	06/03/2013	131,627	1.04
GFI	Purchase	06/03/2013	150,000	1.04
GFI	Purchase	06/03/2013	118,373	1.04
GFI	Purchase	06/03/2013	100,000	1.04
GFI	Purchase	06/03/2013	400,000	1.04
GFI	Purchase	06/03/2013	100,000	1.04
GFI	Purchase	07/03/2013	200,000	1.04
GFI	Purchase	07/03/2013	200,000	1.04
GFI	Purchase	07/03/2013	100,000	1.04
GFI	Purchase	07/03/2013	200,000	1.05
GFI	Purchase	07/03/2013	50,000	1.05
GFI	Purchase	07/03/2013	100,000	1.04
GFI	Purchase	07/03/2013	150,000	1.05
GFI	Purchase	07/03/2013	500,000	1.04
GFI	Purchase	08/03/2013	50,000	1.05
GFI	Purchase	11/03/2013	51,600	1.06
GFI	Purchase	11/03/2013	50,000	1.07
GFI	Purchase	11/03/2013	100,000	1.06
GFI	Purchase	11/03/2013	150,000	1.07
GFI	Purchase	11/03/2013	50,000	1.07
GFI	Purchase	11/03/2013	28,500	1.06
GFI	Purchase	11/03/2013	364,900	1.07
GFI	Purchase	11/03/2013	50,000	1.07
GFI	Purchase	11/03/2013	100,000	1.06
GFI	Purchase	11/03/2013	55,000	1.06
Carlos Slim Helu	Purchase	12/03/2013	300,000	1.04
Carlos Slim Helu	Purchase	12/03/2013	302,000	1.04
Carlos Slim Helu	Purchase	12/03/2013	98,539	1.04
Carlos Slim Helu	Purchase	12/03/2013	1,400,000	1.04
Carlos Slim Helu	Purchase	12/03/2013	12,899,461	1.04
GFI	Purchase	12/03/2013	400,000	1.04
GFI	Purchase	12/03/2013	400,000	1.04
GFI	Purchase	12/03/2013	600,000	1.04
GFI	Purchase	12/03/2013	100,000	1.04
GFI	Purchase	12/03/2013	200,008	1.04
GFI	Purchase	12/03/2013	133,200	1.04
GFI	Purchase	12/03/2013	100,000	1.05
GFI	Purchase	12/03/2013	263,346	1.04
GFI	Purchase	12/03/2013	100,000	1.04
GFI	Purchase	12/03/2013	100,000	1.05
GFI	Purchase	12/03/2013	553,446	1.04
GFI	Purchase	12/03/2013	298,500	1.05
GFI	Purchase	12/03/2013	101,500	1.04
GFI	Purchase	12/03/2013	2,100,000	1.04
GFI	Purchase	12/03/2013	50,000	1.04
Carlos Slim Helu	Purchase	13/03/2013	400,000	0.98
Carlos Slim Helu	Purchase	13/03/2013	65,895	0.95
Carlos Slim Helu	Purchase	13/03/2013	600,000	0.98
Carlos Slim Helu	Purchase	13/03/2013	3,376,173	0.97
Carlos Slim Helu	Purchase	13/03/2013	1,731,140	0.97
Carlos Slim Helu	Purchase	13/03/2013	400,000	0.98
Carlos Slim Helu	Purchase	13/03/2013	809,367	0.97
Carlos Slim Helu	Purchase	13/03/2013	534,105	0.95
Carlos Slim Helu	Purchase	13/03/2013	200,000	0.95
Carlos Slim Helu	Purchase	13/03/2013	621,300	0.95
Carlos Slim Helu	Purchase	13/03/2013	1,119,000	0.96
Carlos Slim Helu	Purchase	13/03/2013	683,320	0.97
Carlos Slim Helu	Purchase	13/03/2013	200,000	0.97
Carlos Slim Helu	Purchase	13/03/2013	1,000,000	0.97
Carlos Slim Helu	Purchase	13/03/2013	200,000	0.97
Carlos Slim Helu	Purchase	13/03/2013	600,000	0.97
Carlos Slim Helu	Purchase	13/03/2013	1,959,700	0.96
Carlos Slim Helu	Purchase	13/03/2013	500,000	0.95
GFI	Purchase	13/03/2013	1,000,000	1.01
GFI	Purchase	13/03/2013	139,500	1.01
GFI	Purchase	13/03/2013	83,261	1.01
GFI	Purchase	13/03/2013	272,100	1.02
GFI	Purchase	13/03/2013	60,500	1.02
GFI	Purchase	13/03/2013	944,639	1.01
GFI	Purchase	13/03/2013	250,000	1.02
GFI	Purchase	13/03/2013	50,000	1.02
GFI	Purchase	13/03/2013	100,000	1.01
GFI	Purchase	13/03/2013	100,000	1.02
GFI	Purchase	13/03/2013	50,000	1.02
GFI	Purchase	13/03/2013	50,000	1.02
GFI	Purchase	13/03/2013	242,640	1.01
GFI	Purchase	13/03/2013	255,052	1.01
GFI	Purchase	13/03/2013	50,000	1.02
GFI	Purchase	13/03/2013	342,800	1.01
GFI	Purchase	13/03/2013	741,531	1.01
GFI	Purchase	13/03/2013	50,000	1.02
GFI	Purchase	13/03/2013	257,360	1.02
GFI	Purchase	13/03/2013	477,776	1.02
GFI	Purchase	13/03/2013	657,200	1.01
GFI	Purchase	13/03/2013	50,000	1.03
GFI	Purchase	13/03/2013	175,641	1.01
GFI	Purchase	13/03/2013	100,000	1.02
GFI	Purchase	14/03/2013	1,000,000	0.98
GFI	Purchase	14/03/2013	103,200	0.98
GFI	Purchase	14/03/2013	100,000	0.97
GFI	Purchase	14/03/2013	100,000	0.98
GFI	Purchase	14/03/2013	1,096,800	0.98
GFI	Purchase	14/03/2013	100,000	0.98
GFI	Purchase	14/03/2013	85,700	0.95
GFI	Purchase	14/03/2013	50,000	0.95
GFI	Purchase	14/03/2013	50,000	0.96
GFI	Purchase	14/03/2013	154,506	0.97
GFI	Purchase	14/03/2013	353,400	0.97
GFI	Purchase	14/03/2013	249,770	0.97
GFI	Purchase	14/03/2013	100,000	0.97
GFI	Purchase	14/03/2013	500,000	0.98
GFI	Purchase	14/03/2013	50,000	0.96
GFI	Purchase	14/03/2013	172,515	0.96
GFI	Purchase	14/03/2013	200,000	0.94
GFI	Purchase	14/03/2013	396,830	0.97
GFI	Purchase	14/03/2013	350,000	0.96
GFI	Purchase	14/03/2013	50,000	0.95
GFI	Purchase	14/03/2013	100,000	0.98
GFI	Purchase	14/03/2013	100,000	0.98
GFI	Purchase	14/03/2013	44,194	0.97
GFI	Purchase	14/03/2013	1,300	0.97
GFI	Purchase	14/03/2013	150,000	0.95
GFI	Purchase	14/03/2013	50,000	0.96
GFI	Purchase	14/03/2013	52,700	0.95
GFI	Purchase	14/03/2013	177,485	0.96
GFI	Purchase	14/03/2013	61,600	0.96
GFI	Purchase	15/03/2013	100,000	0.95
GFI	Purchase	15/03/2013	200,000	0.95
GFI	Purchase	15/03/2013	888,634	0.93
GFI	Purchase	15/03/2013	200,000	0.95
GFI	Purchase	15/03/2013	200,000	0.95
GFI	Purchase	15/03/2013	111,366	0.93
GFI	Purchase	15/03/2013	200,000	0.95
GFI	Purchase	15/03/2013	100,000	0.95
GFI	Purchase	15/03/2013	100,000	0.95
GFI	Purchase	15/03/2013	100,000	0.96
GFI	Purchase	15/03/2013	100,000	0.95
GFI	Purchase	15/03/2013	600	0.95
GFI	Purchase	15/03/2013	100,000	0.96
GFI	Purchase	15/03/2013	100,000	0.96
GFI	Purchase	15/03/2013	200,000	0.96
GFI	Purchase	15/03/2013	200,000	0.96
GFI	Purchase	15/03/2013	99,400	0.95
GFI	Purchase	15/03/2013	1,000,000	0.93
GFI	Purchase	15/03/2013	150,000	0.96
GFI	Purchase	15/03/2013	150,000	0.96
GFI	Purchase	15/03/2013	100,000	0.96
GFI	Purchase	15/03/2013	100,000	0.97
GFI	Purchase	15/03/2013	200,300	0.96
GFI	Purchase	15/03/2013	50,000	0.95
GFI	Purchase	15/03/2013	50,000	0.96
GFI	Purchase	15/03/2013	200,000	0.96
GFI	Purchase	15/03/2013	50,000	0.97
GFI	Purchase	15/03/2013	4,060,000	0.93
GFI	Purchase	15/03/2013	250,000	0.97
GFI	Purchase	15/03/2013	649,692	0.96
GFI	Purchase	15/03/2013	300,000	0.96
GFI	Purchase	15/03/2013	100,000	0.97
GFI	Purchase	15/03/2013	150,000	0.96
GFI	Purchase	15/03/2013	200,000	0.97
GFI	Purchase	15/03/2013	50,000	0.96
GFI	Purchase	15/03/2013	150,008	0.96
GFI	Purchase	15/03/2013	100,000	0.96
GFI	Purchase	19/03/2013	726,774	0.94
GFI	Purchase	19/03/2013	200,000	0.94
GFI	Purchase	19/03/2013	12,013	0.95
GFI	Purchase	19/03/2013	200,000	0.94
GFI	Purchase	19/03/2013	473,226	0.94
GFI	Purchase	19/03/2013	387,987	0.95
GFI	Purchase	19/03/2013	145,872	0.94
GFI	Purchase	19/03/2013	554,128	0.94
GFI	Purchase	19/03/2013	200,000	0.94
GFI	Purchase	19/03/2013	65,544	0.95
GFI	Purchase	19/03/2013	300,000	0.94
GFI	Purchase	19/03/2013	734,456	0.95
GFI	Purchase	19/03/2013	2,139,943	0.95
GFI	Purchase	19/03/2013	166,886	0.94
GFI	Purchase	19/03/2013	1,392,691	0.94
GFI	Purchase	19/03/2013	681,245	0.95
GFI	Purchase	19/03/2013	625,100	0.94
GFI	Purchase	19/03/2013	386,826	0.95
GFI	Purchase	19/03/2013	507,309	0.94
GFI	Purchase	19/03/2013	100,000	0.94
GFI	Purchase	20/03/2013	1,000,000	0.95
GFI	Purchase	20/03/2013	75,052	0.96
GFI	Purchase	20/03/2013	200,000	0.96
GFI	Purchase	20/03/2013	271,100	0.95
GFI	Purchase	20/03/2013	300,000	0.95
GFI	Purchase	20/03/2013	450,000	0.95
GFI	Purchase	20/03/2013	1,862,600	0.95
GFI	Purchase	20/03/2013	300,000	0.96
GFI	Purchase	20/03/2013	3,000,000	0.95
GFI	Purchase	20/03/2013	958,000	0.95
GFI	Purchase	20/03/2013	400,000	0.96
GFI	Purchase	20/03/2013	2,183,248	0.95
GFI	Purchase	20/03/2013	1,000,000	0.95
GFI	Purchase	20/03/2013	1,000,000	0.95
GFI	Purchase	20/03/2013	370,000	0.95
GFI	Purchase	20/03/2013	80,000	0.95
GFI	Purchase	20/03/2013	290,000	0.95
GFI	Purchase	20/03/2013	275,809	0.95
GFI	Purchase	20/03/2013	1,984,191	0.95
GFI	Purchase	21/03/2013	1,000,000	0.97
GFI	Purchase	21/03/2013	599,500	0.97
GFI	Purchase	21/03/2013	100,000	0.95
GFI	Purchase	21/03/2013	200,000	0.95
GFI	Purchase	21/03/2013	1,600,000	0.96
GFI	Purchase	21/03/2013	276,100	0.97
GFI	Purchase	21/03/2013	281,660	0.96
GFI	Purchase	21/03/2013	400,000	0.96
GFI	Purchase	21/03/2013	182,600	0.97
GFI	Purchase	21/03/2013	1,000,500	0.97
GFI	Purchase	21/03/2013	379,050	0.96
GFI	Purchase	21/03/2013	50,100	0.96
GFI	Purchase	21/03/2013	52,146	0.95
GFI	Purchase	21/03/2013	70,600	0.95
GFI	Purchase	21/03/2013	777,032	0.97
GFI	Purchase	21/03/2013	616,900	0.97
GFI	Purchase	21/03/2013	1,100,500	0.96
GFI	Purchase	21/03/2013	362,100	0.96
GFI	Purchase	21/03/2013	753,604	0.97
GFI	Purchase	21/03/2013	200,000	0.97
GFI	Purchase	21/03/2013	432,400	0.96
GFI	Purchase	21/03/2013	300,000	0.95
GFI	Purchase	21/03/2013	265,208	0.96
GFI	Purchase	21/03/2013	200,000	0.97
GFI	Purchase	21/03/2013	400,000	0.97
GFI	Purchase	21/03/2013	400,000	0.97
GFI	Purchase	21/03/2013	1,000,000	0.97
GFI	Purchase	21/03/2013	1,016,940	0.97
GFI	Purchase	21/03/2013	1,983,060	0.97
GFI	Purchase	22/03/2013	1,000,000	1.01
GFI	Purchase	22/03/2013	1,020,000	1.01
GFI	Purchase	22/03/2013	200,000	1.00
GFI	Purchase	22/03/2013	36,000	1.01
GFI	Purchase	22/03/2013	60,000	1.01
GFI	Purchase	22/03/2013	330,100	1.00
GFI	Purchase	22/03/2013	200,000	1.00
GFI	Purchase	22/03/2013	420,000	1.01
GFI	Purchase	22/03/2013	7,126,300	1.01
GFI	Purchase	22/03/2013	607,600	1.00
GFI	Purchase	22/03/2013	106,900	1.01
GFI	Purchase	22/03/2013	900	1.01
GFI	Purchase	22/03/2013	399,100	1.01
GFI	Purchase	22/03/2013	200,000	1.01
GFI	Purchase	22/03/2013	200,000	1.01
GFI	Purchase	22/03/2013	93,100	1.01
GFI	Purchase	22/03/2013	1,000,000	1.01
GFI	Purchase	22/03/2013	2,382,000	1.01
GFI	Purchase	22/03/2013	218,000	1.01
GFI	Purchase	22/03/2013	400,000	1.01
GFI	Purchase	25/03/2013	1,000,000	1.02
GFI	Purchase	25/03/2013	67,100	1.02
GFI	Purchase	25/03/2013	2,463,373	1.02
GFI	Purchase	25/03/2013	538,098	1.01
GFI	Purchase	25/03/2013	436,627	1.02
GFI	Purchase	25/03/2013	361,902	1.01
GFI	Purchase	25/03/2013	10,000	1.01
GFI	Purchase	25/03/2013	932,900	1.01
GFI	Purchase	25/03/2013	190,000	1.02
GFI	Purchase	25/03/2013	200,000	1.02
GFI	Purchase	25/03/2013	300,000	1.01
GFI	Purchase	25/03/2013	841,145	1.02
GFI	Purchase	25/03/2013	95,673	1.02
GFI	Purchase	25/03/2013	63,182	1.02
GFI	Purchase	25/03/2013	1,000,000	1.01
GFI	Purchase	25/03/2013	1,000,000	1.02
GFI	Purchase	25/03/2013	509,245	1.02
GFI	Purchase	25/03/2013	290,755	1.02
GFI	Purchase	25/03/2013	200,000	1.01
GFI	Purchase	26/03/2013	500,000	1.05
GFI	Purchase	26/03/2013	196,400	1.06
GFI	Purchase	26/03/2013	2,209,764	1.05
GFI	Purchase	26/03/2013	552,318	1.05
GFI	Purchase	26/03/2013	746,000	1.05
GFI	Purchase	26/03/2013	203,600	1.05
GFI	Purchase	26/03/2013	200,000	1.05
GFI	Purchase	26/03/2013	260,300	1.06
GFI	Purchase	26/03/2013	239,700	1.06
GFI	Purchase	26/03/2013	154,000	1.04
GFI	Purchase	26/03/2013	237,918	1.05
GFI	Purchase	26/03/2013	99,545	1.05
GFI	Purchase	26/03/2013	200,000	1.05
GFI	Purchase	26/03/2013	200,455	1.05
GFI	Purchase	26/03/2013	1,416,883	1.06
GFI	Purchase	26/03/2013	200,000	1.05
GFI	Purchase	26/03/2013	383,117	1.05